Exhibit 3.1(b)

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

WORLDSPACE, INC.

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

WorldSpace, Inc., a corporation organized and existing under and virtue of the Delaware General Corporation Law (the “DGCL”),

DOES HEREBY CERTIFY:

FIRST: That the name of the corporation is WorldSpace, Inc. (the “Corporation”).

SECOND: That pursuant to a vote of the Board of Directors of the Corporation at a meeting duly called, resolutions were duly adopted setting forth a proposed amendment to the Corporation’s Certificate of Incorporation, declaring said amendment to be advisable and submitting such amendment to the stockholders of the Corporation for their consideration. The resolution setting forth the amendment is as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing the first paragraph of Article III thereof to read in its entirety as follows:

“Total Number of Shares of Stock. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 300,000,000 consisting of (i) 200,000,000 shares of Class A Common Stock (the “CLASS A COMMON STOCK”), with a par value of $.01 per share, (ii) 75,000,000 shares of Class B Common Stock (the “CLASS B COMMON STOCK”, and together with Class A Common Stock, (the “COMMON STOCK”)), with a par value of $.01 per share and (iii) 25,000,000 shares of Preferred Stock, par value $.01 per share (the “PREFERRED STOCK”). The number of authorized shares of each of Class A Common Stock and Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative votes of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, and no vote of the holders of the Class A Common Stock or Class B Common Stock voting separately as a class shall be required therefor.”

THIRD: That thereafter, pursuant to resolution of its Board of Directors, the annual meeting of stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the DGCL at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

FOURTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, said WorldSpace, Inc., caused this certificate to be signed by Noah A. Samara, its President, this 18th day of July, 2005.

/s/ Noah A. Samara
Name: Noah A. Samara
Title: President

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